Exhibit 10.8

EARNOUT ESCROW AGREEMENT

This EARNOUT ESCROW AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2020, by and among DraftKings Inc., a Nevada corporation (“DraftKings”), Shalom Meckenzie (“SM”) in his capacity as the SBT Sellers’ Representative (acting on behalf of the SBT Sellers and not in his personal capacity) (the “Representative”), Eagle Equity Partners LLC, Jeff Sagansky, Eli Baker and Harry E. Sloan (collectively, the “DEAC Founder Group”, and together with DraftKings and the Representative, sometimes referred to individually as a “Party” or collectively as the “Parties”), I.B.I. Trust Management, a trust company organized under the laws of the State of Israel (the “104H Trustee”) and Computershare Trust Company, N.A. (the “Escrow Agent”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the BCA (as defined herein).

WHEREAS, DraftKings, the Representative, Diamond Eagle Acquisition Corp., a Delaware corporation (“DEAC”), and certain other parties have entered into that certain Business Combination Agreement, dated as of December 22, 2019, as amended by Amendment No.1, dated as of April 7, 2020 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “BCA”), pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, in accordance with Section 1.8 of the BCA: (i) the DEAC Founder Group shall (a) deliver, or cause to be delivered, electronically through the Depository Trust Company (“DTC”) using DTC’s Deposit/Withdrawal At Custodian System to the Escrow Agent 5,280,000 shares of DraftKings Class A common stock that formerly constituted shares of DEAC common stock (“Founder Shares”), of which (x) 3,000,000 Founder Shares (the “DEAC Earnout Shares”) shall be allocated on a Pro Rata Basis among the DEAC Founder Group and (y) 2,280,000 Founder Shares (the “DK Earnout Shares”) shall be allocated on a Pro Rata Basis among the DK Earnout Group (as such term is defined in the BCA), and (b) forfeit and deliver to DraftKings for cancellation 720,000 Founder Shares; and (ii) DraftKings shall issue 720,000 shares of DraftKings Class A Common Stock (the “SBT Earnout Shares”, together with the DEAC Earnout Shares and the DK Earnout Shares, the “Earnout Shares”), which shall be allocated on a Pro Rata Basis among the SBT Sellers (the “SBT Earnout Group”) and of which (x) 612,000 SBT Earnout Shares (the “104H Earnout Shares”) shall be held in escrow with the 104H Trustee in trust for the benefit of SM (the “104H Trust”) and (y) 108,000 SBT Earnout Shares (the “Escrowed SBT Earnout Shares”, together with the 5,280,000 Founder Shares (constituting the DEAC Earnout Shares and the DK Earnout Shares), the “Escrowed Earnout Shares”) shall be delivered, electronically through the DTC’s Deposit/Withdrawal At Custodian System to the Escrow Agent in respect of the other SBT Sellers, in each case described in clauses (i) and (ii) as such number of Escrowed Earnout Shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination;

WHEREAS, the 104H Trustee and SM have entered into that certain Trust Agreement, dated as of the date hereof (the “Trust Agreement”), pursuant to which SM has appointed the 104H Trustee to serve as, and the 104H Trustee has agreed to act as, trustee for the benefit of SM in accordance with the terms and conditions of the 104H Tax Ruling with respect to the SBT Share Consideration and Earnout Shares to which SM is or may be entitled under the BCA;

WHEREAS, the (i) Escrowed Earnout Shares shall be held in escrow by the Escrow Agent pursuant to the terms of this Agreement (the “Escrow Account”) and (ii) the 104H Earnout Shares shall be deposited with and held in trust by the 104H Trustee pursuant to the terms of this Agreement and the Trust Agreement, and in either case, shall be released by the Escrow Agent or the 104H Trustee, as applicable, only upon the occurrence of certain triggering events as specifically set forth in this Agreement and pursuant to Section 1.8 of the BCA;

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WHEREAS, pursuant to Section 9.12 of the BCA, the Representative is appointed as the representative, true and lawful attorney in fact and agent for all of SBT Sellers for all purposes set forth therein; and

WHEREAS, the Parties desire to constitute and appoint the Escrow Agent as escrow agent hereunder, and the Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment. DraftKings, the DEAC Founder Group and the Representative (acting on behalf of the SBT Sellers) hereby appoint the Escrow Agent as their escrow agent to hold the Escrowed Earnout Shares and any Dividends (as defined herein) received by the Escrow Agent pursuant to Section 2(f) (collectively, “Escrowed Dividends”) in escrow for DraftKings, the DEAC Founder Group and the SBT Sellers (other than SM, who has appointed the 104H Trustee to act as trustee for the benefit of SM and hold the 104H Earnout Shares and any Dividends received by the 104H Trustee pursuant to Section 2(f) (collectively, “Trust Dividends”) as set forth in the BCA and in accordance with the terms and conditions of this Agreement and the Trust Agreement), to administer and disburse the Escrowed Earnout Shares and the Escrow Dividends and otherwise for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the express terms and conditions set forth herein.

2.	Deposit, Delivery and Receipt of Earnout Shares; Other Actions.

(a)	At the Closing, the DEAC Founder Group will deliver, or cause to be delivered, 5,280,000 Founder Shares (constituting the DEAC Earnout Shares and the DK Earnout Shares) to the Escrow Agent on the date hereof electronically through the DTC’s Deposit/Withdrawal At Custodian system to an account designated by the Escrow Agent.

(b)	At the Closing, DraftKings will issue and deliver, or cause to be delivered, the Escrowed SBT Earnout Shares to the Escrow Agent on the date hereof electronically through the DTC’s Deposit/Withdrawal At Custodian system to an account designated by the Escrow Agent.

(c)	At the Closing, DraftKings will issue and deliver, or cause to be delivered, the 104H Earnout Shares to the 104H Trustee on the date hereof to an account designated by the 104H Trustee, or if so elected by the 104H Trustee, in book-entry form under the name of the 104H Trustee (for the benefit of SM).

(d)	The Escrow Agent will hold the Escrowed Earnout Shares as a book-entry position registered in the name of “CTCNA, as Escrow Agent for DK Earnout Escrow Agreement, dated April 23, 2020”, and the 104H Trustee will hold the 104H Earnout Shares as a book-entry position registered in its name (for the benefit of SM) (or in any of its broker accounts designated by the 104H Trustee from time to time), until any such Earnout Shares are to be released to the members of the DK Earnout Group, DEAC Founder Group and SBT Earnout Group (or, in respect of SM, the 104H Trustee solely for the benefit of SM) in accordance with the terms of this Agreement and the BCA. The Parties shall provide (i) joint written instructions delivered to the Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by each of (x) any member of the DEAC Founder Group, (y) DraftKings, and (z) the Representative (a “Escrow Joint Written Instruction”) specifying the pro rata allocation of Escrowed Earnout Shares amongst the members of the DK Earnout Group, DEAC Founder Group and SBT Earnout Group other than SM) (each, an “Earnout Recipient”) released from the Escrow Account in accordance with the terms of Section 1.8 of the BCA, and (ii) joint written instructions delivered to the 104H Trustee and executed by each of (x) any member of the DEAC Founder Group, (y) DraftKings, and (z) the Representative to the 104H Trustee (a “Trust Joint Written Instruction”) specifying the number of 104H Earnout Shares to be released by the 104H Trustee in accordance with the terms of Section 1.8 of the BCA. The Parties agree that the Earnout Shares shall not be subject to attachment by any creditor of any party to the BCA.

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(e)	The Escrow Agent does not own or have any interest in the Escrowed Earnout Shares or any Escrowed Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrowed Earnout Shares and any Escrowed Dividends in accordance with the terms and conditions set forth herein. The 104H Trustee does not own or have any interest in the 104H Earnout Shares or any Trust Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the 104H Earnout Shares and any Trust Dividends in accordance with the terms and conditions set forth herein.

(f)	The Parties agree that all voting rights and other shareholder rights with respect to the Earnout Shares (except the right to receive any dividends or other distributions paid in respect of such Earnout Shares following the Closing and prior to the release of such Earnout Shares) shall be suspended until such shares are released from the Escrow Account or released by the 104H Trustee, as applicable, in accordance with the terms of this Agreement, the Trust Agreement and the BCA. Any dividend or other distributions distributed on any Earnout Shares (collectively “Dividends”) shall be distributed to and held by the Escrow Agent or the 104H Trustee, as applicable, and shall continue to be held by the Escrow Agent or the 104H Trustee, as applicable, and shall be disbursed by them together with and when the Earnout Shares on which such dividend was distributed are released, to the same person or entity to whom such Earnout Shares are released in accordance with the terms of this Agreement. For the avoidance of doubt, any release or distribution of Escrowed Earnout Shares and 104H Earnout Shares in accordance with this Agreement shall also be understood to include a distribution of the Escrowed Dividends and the Trust Dividends, respectively, if any, with respect to such released or distributed Escrowed Earnout Shares and 104H Earnout Shares.

(g)	Any cash Escrowed Dividends shall be delivered to the Escrow Agent to be held in a bank account and be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 3 hereto (the “Approved Banks”). The deposit of such Escrowed Dividends in any of the Approved Banks shall be deemed to be at the direction of the Parties. At any time and from time to time, the Parties may direct Escrow Agent by Escrow Joint Written Instruction (i) to deposit such dividends with a specific Approved Bank, (ii) not to deposit any new dividend amount in any Approved Bank as specified in the notice and/or (iii) to withdraw all or any of such dividends that may then be deposited with any Approved Bank specified in the notice. With respect to any such withdrawal notice, the Escrow Agent will withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Any amount so withdrawn may be reinvested or deposited with any other Approved Bank or any Approved Bank instructed by the Parties in the notice. So long as the Escrow Agent is holding any amount of the cash Escrowed Dividends in accordance with this Agreement and absent investment instructions from the Parties in accordance with this Section 2(g) (such amount in respect of which no investment instructions have been received, a “Non-Invested Amount”), the Escrow Agent shall deposit the Non-Invested Amount in an interest-bearing account with an Approved Bank and such deposit of the Escrowed Dividend in any of the Approved Banks shall be deemed to be at the direction of the Parties.

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(h)	The Escrow Agent shall pay interest on the cash Escrowed Dividends at a rate equal to the highest rate within the published range of the then current Federal Funds target rate minus 50 basis points (and in all events not less than 0%). Such interest shall accrue and be added to the amount of Escrowed Dividends within three (3) Business Days of each month end. There shall be no penalty on withdrawing a deposit at any time before month end. Escrow Agent shall be entitled to retain for its own benefit, as partial compensation or benefit for its services hereunder, including reduced bank charges, any amount of interest earned on the cash Escrowed Dividends that is not payable pursuant to this Section 2(h) or herein (if any). The Escrow Agent shall have no duty, responsibility or obligation to invest any cash Escrowed Dividends or other funds or cash held by it hereunder other than in accordance with this Section 2. For purposes of this Section 2(h), “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or the Escrow Agent’s address located above are authorized or required by law to close.

(i)	The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the cash Escrowed Dividends which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the cash Escrowed Dividends at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

(j)	Any cash Trust Dividend shall be delivered to the 104H Trustee and shall be held and deposited or invested by it for the benefit of SM in the manner set out in the Trust Agreement or as otherwise may be agreed between SM and the 104H Trustee, subject to the terms of the 104H Tax Ruling and applicable law.

3.	Release Notices.

(a)	The Escrow Agent shall disburse the Escrowed Earnout Shares only in accordance with the Release Notice (as defined in the BCA) contemplated by the BCA and each such Release Notice delivered to the Escrow Agent hereunder shall satisfy the requirements of an Escrow Joint Written Instruction. The 104H Trustee shall disburse the 104H Earnout Shares only in accordance the Release Notice (as defined in the BCA) contemplated by the BCA and each such Release Notice delivered hereunder to the 104H Trustee shall satisfy the requirements of a Trust Joint Written Instruction. Each such Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released). For the avoidance of the doubt, (i) the DEAC Earnout Shares that are to be released from the Escrow Account and distributed to the DEAC Founder Group shall be distributed to each member of the DEAC Founder Group on a Pro Rata Basis, (ii) the DK Earnout Shares that are to be released from the Escrow Account and distributed to the DK Earnout Group shall be distributed to each member of the DK Earnout Group on a Pro Rata Basis, and (iii) the SBT Earnout Shares that are to be released from the Escrow Account and the 104H Trust and distributed to the SBT Earnout Group (and in case of SM to the 104H Trustee to be held solely pursuant to the Trust Agreement for his benefit), shall be distributed to each such member of the SBT Earnout Group (or in case of SM, the 104 Trustee to be held solely pursuant to the Trust Agreement) on a Pro Rata Basis. All “Pro Rata Basis” calculations shall be set forth in the applicable Release Notice and neither the Escrow Agent nor the 104H Trust shall have any duty to make such “Pro Rata Basis” calculations and shall have no liability for the accuracy of, or compliance with terms of the BCA or any other document, of any such calculations provided to it.

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(b)	During the period from the date of this Agreement until the date upon which all of the Earnout Shares have been distributed, DraftKings, the DEAC Founder Group and the Representative agree to promptly and jointly issue all applicable Release Notices upon the occurrence of each triggering event, as such events are described in Section 4 of this Agreement. In the event that DraftKings, the DEAC Founder Group and the Representative are unable to reach mutual agreement with each other with respect to the preparation of a Release Notice, all unresolved disputed items shall be promptly referred to and Independent Accountant and the provisions of Section 1.8(b)(ii) of the BCA shall apply as between DraftKings, the DEAC Founder Group and the Representative.

(c)	Within two (2) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Escrow Agent and 104H Trustee shall release and deliver to the person or persons designated in the applicable Release Notice the number of Earnout Shares set forth in such Release Notice, by transfer of the relevant Escrowed Earnout Shares into the securities accounts designated in such Release Notice or the release of the 104H Earnout Shares from escrow to the 104H Trustee for the benefit of SM.

(d)	Each of the Escrow Agent and the 104H Trustee shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice or any Escrow Joint Written Instruction (with respect to the Escrow Agent) or any Trust Joint Written Instruction (with respect to the 104H Trustee) for any action taken, suffered or omitted to be taken in good faith by it. The Escrow Agent and the 104H Trustee shall have no obligation to determine whether a triggering event has occurred or is contemplated to occur under this Agreement (including, without limitation, under Section 4), the BCA or any other document.

(e)	For purposes of this Agreement, “Business Day” shall mean (i) with respect to the Escrow Agent, any day other than a Friday, Saturday, Sunday or any other day on which commercial banks in New York, New York or the location of the Escrow Agent’s offices in Section 10 hereto are authorized or required by law to close, and (ii) with respect to the 104H Trustee, any day other than a Friday, Saturday, Sunday or any other day on which commercial banks in New York, New York or Israel are authorized or required by law to close.

4.	Disbursement and Termination.

(a)	Release of Escrowed Earnout Shares.

(i)	One-third of the Escrowed Earnout Shares of each Earnout Recipient (other than SM), and one-third of the 104H Earnout Shares of SM, will be released from escrow and distributed to such Earnout Recipient (and in case of SM, to the 104H Trustee solely for the benefit of SM to be held solely pursuant to the Trust Agreement and not subject to this Agreement) upon receipt by the Escrow Agent or 104H Trustee, as applicable, of, and in accordance with, the applicable Release Notice delivered by the Parties in connection with the occurrence of one of the following events: (A) the volume-weighted average share price of DraftKings Class A Common Stock as displayed on DraftKings’ page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (the “Volume Weighted Average Share Price”) equaling or exceeding $12.50 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing Date on the NASDAQ or any other national securities exchange; or (B) DraftKings consummating a transaction which results in the stockholders of DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the DraftKings board of directors);

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(ii)	One-third of the Escrowed Earnout Shares of each Earnout Recipient (other than SM), and one-third of the 104H Earnout Shares of SM, will be released from escrow and distributed to such Earnout Recipient (and in case of SM, to the 104H Trustee solely for the benefit of SM to be held soley pursuant to the Trust Agreement) upon receipt by the Escrow Agent or 104H Trustee, as applicable, of, and in accordance with, the applicable Release Notice delivered by the Parties in connection with the occurrence of one of the following events: (A) the Volume Weighted Average Share Price equaling or exceeding $14.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing Date on the NASDAQ or any other national securities exchange; or (B) DraftKings consummating a transaction which results in the stockholders of DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $14.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the DraftKings board of directors); and

(iii)	One-third of the Escrowed Earnout Shares of each Earnout Recipient (other than SM), and one-third of the 104H Earnout Shares of SM, will be released from escrow and distributed to such Earnout Recipient (and in case of SM, to the 104H Trustee solely for the benefit of SM to be held soley pursuant to the Trust Agreement) upon receipt by the Escrow Agent or 104H Trustee, as applicable, of, and in accordance with, the applicable Release Notice delivered by the Parties in connection with the occurrence of one of the following events: (A) the Volume Weighted Average Share Price equaling or exceeding $16.00 per share for twenty (20) of any thirty (30) consecutive trading days commencing after the Closing Date on the NASDAQ or any other national securities exchange; or (B) DraftKings consummating a transaction which results in the stockholders of DraftKings having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $16.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the DraftKings board of directors).

(iv)	For the avoidance of doubt, if the condition for more than one triggering event is met pursuant to this Section 4, the Parties shall deliver to each of the Escrow Agent and the 104H Trustee a Release Notice instructing all of the Escrowed Earnout Shares or 104H Earnout Shares, as applicable, to be released and distributed in connection with each such triggering event to be released and delivered to the Earnout Recipients in accordance with this Section 4 and Section 1.8 of the BCA.

(v)	Upon receipt of an Escrow Joint Written Instruction (by the Escrow Agent) and a Trust Joint Written Instruction (by 104H Trustee) following the four (4)-year anniversary of the Closing Date, any Escrowed Earnout Shares remaining in the Escrow Account and any 104H Earnout Shares held in the 104H Trust following the four (4)-year anniversary of the Closing Date and not eligible to be released to the Earnout Recipients pursuant to Section 1.8 of the BCA shall thereafter be delivered by the Escrow Agent and the 104H Trustee to DraftKings for cancellation, and no Earnout Recipient shall have any rights with respect thereto. Any Dividends amounts actually received by the Escrow Agent and the 104H Trustee in respect of the Escrowed Earnout Shares and the 104H Eanout Shares that are cancelled pursuant to the foregoing (together with any net interest or earnings accumulated thereon) shall be returned to DraftKings.

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(vi)	For the avoidance of doubt, the release of the 104H Earnout Shares or any part of them to SM pursuant to this Agreement and Section 1.8 of the BCA, shall mean the release of such shares to the 104H Trustee for the sole benefit of SM pursuant to the terms of the Trust Agreement, and upon such release this Agreement, Section 1.8 of the BCA and all restrictions set out herein and therein shall not apply to such released 104H Earnout Shares, and such 104H Earnout Shares held by the 104H Trustee from the date of such release shall be regarded as shares beneficially owned by SM for all intents and purposes.

(b)	Escrow Termination Date. Subject to the provisions of Section 8, this Agreement shall terminate after all of the Earnout Shares have been disbursed from the Escrow Account, whether to the Earnout Recipients and/or to DraftKings for cancellation (as applicable) in accordance with Section 3 and Section 4 of this Agreement.

(c)	Records. The Escrow Agent and the 104H Trustee shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account or the 104H Trust, as applicable.

5.	Escrow Agent and 104H Trustee.

(a)	Each of the Escrow Agent and the 104H Trustee (in its capacity as a trustee pursuant to this Agreement) shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with the 104H Trustee, any Party, or any other person or entity arising out of or in connection with this Agreement. The Escrow Agent shall have no duty to supervise, and shall in no event be liable for the acts, errors or omissions of the 104H Trustee. The 104H Trustee shall not have any fiduciary, partnership or joint venture relationship with the Escrow Agent, any Party (other than any fiduciary duties vis-à-vis SM pursuant to this Agreement, the Trust Agreement or any other agreement between them, if any), or any other person or entity arising out of or in connection with this Agreement. The 104H Trustee shall have no duty to supervise, and shall in no event be liable for the acts, errors or omissions of the Escrow Agent.

(b)	Neither the Escrow Agent nor the 104H Trustee (in its capacity as a trustee pursuant to this Agreement) shall be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the BCA, nor shall the Escrow Agent or the 104H Trustee be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent or the 104H Trustee be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. For the avoidance of doubt, the Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of the Trust Agreement or to determine if any person or entity has complied with the Trust Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the BCA, any schedule or exhibit attached to this Agreement, the Trust Agreement (solely with respect to the Escrow Agent) or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Escrow Agent and the 104H Trustee (in its capacity as a trustee pursuant to this Agreement), but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control. For the avoidance of doubt, and as between the 104H Trustee and SM, nothing herein shall derogate from the provisions of the Trust Agreement (as may be amended in accordance with its terms).

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(c)	Each of the Escrow Agent and the 104H Trustee may rely upon and, shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, the 104H Trustee, any beneficiary or other person or entity for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrowed Earnout Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. Neither the Escrow Agent nor the 104H Trustee shall be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Each of the Escrow Agent and the 104H Trustee shall have no duty to solicit any receipt of Earnout Shares which may be due to it or the Escrow Account or 104H Trust, as applicable, nor shall the Escrow Agent or the 104H Trustee have any duty or obligation to confirm or verify the accuracy or correctness of any number or class of Earnout Shares deposited with it hereunder.

(d)	Neither the Escrow Agent nor the 104H Trustee shall be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent's or 104H Trustee's, as applicable, gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents and the Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by any such attorney or agent absent gross negligence, bad faith or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof. Each of the Escrow Agent and the 104H Trustee may consult with counsel, accountants and other skilled persons to be selected and retained by it. Neither the Escrow Agent nor the 104H Trustee shall be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent or the 104H Trustee, as applicable, shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or the 104H Trustee, as applicable, or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute arising under the BCA without making the Escrow Agent or the 104H Trustee a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall either the Escrow Agent or the 104H Trustee be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent or the 104H Trustee, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.

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6.	Succession.

(a)	The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of a Joint Written Instruction, the Parties shall have the right to terminate their appointment of the Escrow Agent, or successor escrow agent, as Escrow Agent, upon thirty (30) days’ notice to the Escrow Agent. If the Escrow Agent shall resign, be removed or otherwise become incapable of acting, the Parties shall appoint a successor to be the Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrowed Earnout Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. The Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent that the Parties are obligated to indemnify or reimburse the Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within 30 days of receipt of such invoice.

(b)	Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further action on the part of any party hereto. The Escrow Agent shall promptly notify the Parties in the event this occurs.

(c)	Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

(d)	The 104H Trustee may be replaced in respect of his role in this Agreement by SM in the same manner set out in the Trust Agreement and by the same person that replaces the 104H Trustee under the Trust Agreement, and any trustee replacing the 104H Trustee under the 104H Trust Agreement, shall be deemed the 104H Trustee for all purposes of this Agreement after having received the then applicable number of the 104H Earnout Shares from such 104H Trustee. The provisions of Section 6(c) shall apply mutatis mutandis to the successor 104H Trustee.

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7.	Compensation and Reimbursement. DraftKings agrees to (a) pay the Escrow Agent upon execution of this Agreement and from time to time thereafter all reasonable compensation for the services to be rendered hereunder as described in Schedule 2 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney's fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement. For the avoidance of doubt, all matters relating to compensation and reimbursement of expenses of the 104H Trustee are as addressed in the Trust Agreement.

8.	Indemnity.

(a)	Subject to Section 8(c) below, each of the Escrow Agent and the 104H Trustee (severally in respect of itself and its actions) shall be liable for any and all losses, damages, claims, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”), only to the extent such Losses are determined by a court of competent jurisdiction to be a result of its own gross negligence, bad faith or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the aggregate value of the Escrowed Earnout Shares deposited with the Escrow Agent and any liability of the 104H Trustee will be limited in the aggregate to the aggregate value of the 104H Earnout Shares deposited with the 104H Trustee.

(b)	The Parties shall jointly and severally indemnify and hold the Escrow Agent harmless from and against, and the Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent that such Losses are determined by a court of competent jurisdiction to be a result of the Escrow Agent’s own gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction). Notwithstanding the foregoing, and except as provided in Section 7, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable): (a) in the case that the Agent Claim is not attributable to actions or inactions of any particular Party, one-third by each of the DEAC Founder Group, DraftKings and the SBT Earnout Group (and each such Party shall reimburse any of the other Parties that has paid more than its one-third share, so that the each of them bears one-third of any such cost); and (b) in the event that the Agent Claim is attributable to the actions or inactions of a certain Party, by such Party (and such Party shall reimburse the other Parties, in the event that such other Party(ies) has made indemnification payments under this Section 8(b) in respect of such Agent Claim).

(c)	Notwithstanding anything in this Agreement to the contrary, none of the Parties, the Escrow Agent or the 104H Trustee shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion in writing after it becomes aware, and shall keep the other party advised with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party’s failure to timely give such notice. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party unless such claim is (i) brought by the indemnifed party or (ii) the indemnified party reasonably determines that there may be a conflict of interest between the indemnified party and the indemnifying party in the defense of such claim and the indemnified party does in fact assume the defense. The indemnified party shall in no case confess any claim, make any compromise or take any action adverse to the indemnifying party in any case in which the indemnifying party may be required to indemnify it, except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

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(e)	For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent and/or the 104H Trustee for any reason.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)	Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain applicable information which is required to confirm the Parties’ identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)	Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9. The Escrow Agent shall make such reports to the applicable tax authorities as directed jointly by DraftKings and the Representative and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Notwithstanding anything to the contrary set out herein, the provisions of this Agreement shall not apply to any tax reporting and withholding requirement applying to the 104H Earnout Shares and any Trust Dividends, and any tax reporting and withholding in respect of the 104H Earnout Shares and the Trust Dividends shall only be made pursuant to the Trust Agreement.

10.	Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed effective on the date of receipt, and may be sent by:

(a) by facsimile or other electronic submission (including e-mail);

(b) by overnight courier or delivery service; or

(c) by certified or registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

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If to DraftKings:	DraftKings Inc.

222 Berkeley St

Boston, MA 02116

Attention: Stanton Dodge

Email: sdodge@draftkings.com

With a copy to:	Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Scott D. Miller

Facsimile No.: (212) 291-9101

Email: millersc@sullcrom.com

If to Representative:	Shalom Meckenzie

[Address on file with Company]

With a copy to:	Herzog Fox & Neeman

Asia House,

4 Weizmann St.

Tel Aviv 6423904, Israel

Attention: Gil White; Ran Hai

Facsimile No.: +972-3-6966464

Email: white@hfn.co.il; ranh@hfn.co.il

If to 104H Trustee:	I.B.I. Trust Management

9 Ehad Ha'am St., Shalom Tower, Tel-Aviv 6525101

Attention: Mr. Tzvika Bernstein.

Telephone No.: +972 506 209 410

Facsimile No.: +972 3 519 0341 (att: Tzvika)

E- Mail: Tzvika@102trust.com

If to DEAC Founder Group:	Diamond Eagle Acquisition Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Eli Baker

Facsimile No.: (310) 552-4508

E-mail: elibaker@geacq.com

With a copy to:	Winston & Strawn LLP

333 South Grand Avenue, 38th Floor

Los Angeles, CA 90071

Attention: Joel L. Rubinstein

Facsimile No.: (212) 294-4700

Email: JRubinstein@winston.com

If to the Escrow Agent:	Computershare Trust Company, N.A.

8742 Lucent Boulevard, Suite 225

Highlands Ranch, CO 80129

Attention: Rose Stroud and/or Jay Ramos

Facsimile No.: (303) 262-0608

Email: corporate.trust@computershare.com and

rose.stroud@computershare.com; jay.ramos@computershare.com

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With a copy to:	Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

Attention: General Counsel

Facsimile No.: (201) 680-4610

11.	Security Procedures.

(a)	Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Escrowed Earnout Shares, including but not limited to any such instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrowed Earnout Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b)	In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic submission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives of DraftKings identified in Schedule 1 after a reasonable amount of time, the Escrow Agent is hereby authorized both to receive written instructions from and seek written confirmation of such instructions to any one or more of DraftKings’ executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Legal Officer and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer as confirmation on behalf of DraftKings.

(c)	The Escrow Agent shall only deliver or distribute the Escrowed Earnout Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Escrow Joint Written Instructions or Release Notice.

(d)	The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

(e)	For the avoidance of doubt, the procedures in this Section 11 shall not apply to the 104H Trustee and the 104H Earnout Shares.

(f)	For all purposes and intents of this Agreement, any instruction, agreement, consent, waiver, notice to or notice by any of Harry Sloan, Jeff Sagansky or Eli Baker, shall deemed to be as an instruction, agreement, consent, waiver, notice to or notice by all of the DEAC Founder Group (and all members of the DEAC Founder Group hereby irrevocably and unconditionally agree to be bound by the same), and in case of conflicting instructions, agreement, consent, waiver or notice by two or more of Harry Sloan, Jeff Sagansky and/or Eli Baker, the other parties hereto shall be fully protected and shall not incur any liability in relying on the first of which to be delivered to the Escrow Agent or the 104H Trustee in accordance with the terms hereof and ignore all others.

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12.	Compliance with Court Orders. In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, each of the Escrow Agent and the 104H Trustee is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent or the 104H Trustee, as applicable, obeys or complies with any such writ, order, judgment or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.	Miscellaneous.

(a)	Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the parties hereto.

(b)	Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 6, without the prior written consent of all of the other parties hereto.

(c)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of law (including conflicts of law) that will require the application of the laws of any other jurisdiction. Each party to this Agreement irrevocably waives any objection on the grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. Subject to the foregoing, as between the 104H Trustee and SM, the provisions of the Trust Agreement shall apply and prevail.

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(d)	Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, that each of the Escrow Agent and the 104H Trustee shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Escrow Agent or the 104H Trustee, as applicable, shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

(e)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such party when a counterpart shall have been signed by each of the parties and delivered to the other parties.

(f)	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)	Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h)	Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Escrow Agent or the 104H Trustee shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent, the 104H Trustee and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. Except as otherwise expressly provided herein or as between the applicable Parties, in the BCA (and as between the 104H Trustee and SM only, in the Trust Agreement), any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

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(i)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

(j)	Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority) or as shall be required or desirable to be presented by a party to any tax authority of such party, none of the parties hereto shall disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other parties hereto, which may be withheld in the other party’s sole discretion; provided that the Escrow Agent and the 104H Trustee may use DraftKings’ name in its customer lists or otherwise as required by applicable law or regulation.

(k)	Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

(l)	Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties hereto (and in respect of the Representative, while acknowledging that he is acting for the benefit of the SBT Sellers) and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

(m)	Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 8, Section 6, Section 7 (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent and/or the 104H Trustee for any reason.

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(n)	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written (except that as between SM and the 104H Trustee, the Trust Agreement shall also govern in respect of the 104H Earnout Shares, in accordance with the terms thereof).

(o)	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

DraftKings Inc.

By:	/s/ Faisal Hasan

Name:	Faisal Hasan

Title:	Vice President, Associate General Counsel

SBT Sellers’ Representative

By:	/s/ Shalom Meckenzie

Name:	Shalom Meckenzie

I.B.I. Trust management

as 104H Trustee

By:	/s/ Tzvika Bernstein

Name:	Tzvika Bernstein

Title:	CFO

Eagle Equity Partners LLC

By:	/s/ Eli Baker

Name:	Eli Baker

Title:	Member

Jeff Sagansky

/s/ Jeff Sagansky

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Eli Baker

/s/ Eli Baker

Harry e. sloan

/s/ Harry E. Sloan

COMPUTERSHARE TRUST COMPANY, N.A.

as Escrow Agent

By:	/s/ Jaddiel Ramos

Name:	Jaddiel Ramos

Title:	Corporate Trust Officer

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